UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 11, 2005

EAGLE MATERIALS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-12984	75-2520779

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3811 TURTLE CREEK BLVD., SUITE 1100, DALLAS, TEXAS	75219

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 432-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

     On January 11, 2005, Eagle Materials Inc. (the “Company”), through its wholly owned subsidiary Eagle ICC LLC, a Delaware limited liability company (“Eagle ICC”), completed its previously announced purchase of the 50% joint venture interest in Illinois Cement Company owned by RAAM Limited Partnership, an Illinois limited partnership (“RAAM”), for $72.0 million cash. If Illinois Cement Company completes an expansion of its cement plant with an increase in production of cement of a minimum volume by January 11, 2010, Eagle ICC will pay RAAM an additional $3.0 million. The other 50% joint venture interest in Illinois Cement Company is owned by the Company’s wholly owned subsidiary Texas Cement Company, a Nevada corporation (“TCC”). As a result of this acquisition, Illinois Cement Company is now an indirect, wholly owned subsidiary of the Company. Illinois Cement Company was originally formed in 1972 and operates a cement plant in LaSalle, Illinois.

     In connection with the closing of the acquisition, on January 11, 2005, Eagle ICC, TCC and RAAM entered into an escrow agreement pursuant to which $14.4 million of the $72.0 million purchase price was deposited into an escrow account to secure and support RAAM’s post-closing obligations to Eagle ICC and TCC, including certain obligations to indemnify Eagle ICC and TCC. Except to the extent utilized to satisfy claims by Eagle ICC and TCC, up to $7.2 million of the escrowed funds will be subject to release to RAAM after January 11, 2006 and the remainder will be subject to release after January 11, 2010.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     In connection with the transactions described in Item 2.01 of this Current Report, on January 11, 2005, the Company drew down approximately $65.0 million from its existing $350 million senior revolving credit facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and PNC Bank N.A. as Co-Syndication Agents, and SunTrust Bank and Wells Fargo Bank, N.A. as Co-Documentation Agents, which expires in December 2009, to finance the $72.0 million purchase price for the 50% joint venture interest in Illinois Cement Company.

     The terms of the Credit Facility are set by that certain Amended and Restated Credit Agreement (the “Credit Agreement”), dated December 16, 2004, with the banks and financial institutions party thereto including the banks described above. Following this draw, approximately $65.0 million is currently outstanding under the Credit Facility. Borrowings under the Credit Facility bear interest at a rate equal to either (a) the higher of the JPMorgan Chase Bank prime rate, or the federal funds rate plus 0.5%, plus a margin between 0.00% to 0.30%, depending on the ratio of the Company’s consolidated debt to consolidated EBITDA, or (b) the eurodollar deposit rate in the London interbank market, plus a margin equal to 0.875% to 1.625%, depending on the ratio of the Company’s consolidated debt to consolidated EBITDA. Presently, the Company is paying 2.5625% plus 0.875%. Loans under the Credit Facility may be prepaid without premium or penalty (subject to breakage costs associated with early termination of an interest period).

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Item 7.01. Regulation FD Disclosure.

     On January 11, 2005, the Company issued a press release announcing that it had completed the purchase of the 50% joint venture interest in Illinois Cement Company described in Item 2.01 of this Current Report. The Company hereby incorporates by reference into this Item 7.01 the information set forth in its press release, dated January 11, 2005, a copy of which is included as an exhibit to this Current Report. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached exhibit are deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing by the Company under such Act or the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

     (b) Pro Forma Financial Information.

     Any pro forma financial information relating to the acquired business described in Item 2.01 of this Current Report that is required to be filed will be filed by an amendment to this Current Report on or before March 30, 2005.

     (c) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release dated January 11, 2005

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.
Date: January 13, 2005	By:	/s/ James H. Graass
James H. Graass
Executive Vice President and General Counsel

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INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release dated January 11, 2005

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